Exhibit 99.1

Hyperscale Data Announces a Special Dividend of Class B Common Stock

All Common and Preferred Stockholders to Receive Planned Dividend

LAS VEGAS--(PR NEWSWIRE) – September 22, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data,” or the “Company”), announces that it plans to issue a special one-time dividend (the “Distribution”) of 20,000,000 shares (the “Issuable Shares”) of its Class B Common Stock (the “Class B Common Stock”) to all holders of its Common Stock (which we refer to in this press release as the “Class A Common Stock”) and its Class B Common Stock (with the Class A Common Stock, the “Common Stock”) as well as its Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Convertible Preferred Stock (collectively, the “Preferred Stock”) on an as-converted basis.

The record date for the Distribution is October 6, 2025 (the “Record Date”). Stockholders who own the Company’s Common Stock and Preferred Stock at the close of trading on that date will be eligible to receive the Issuable Shares. Further, the Company has set a payment date of October 31, 2025, subject to adjustment. As of September 19, 2025, the Company had 68,138,668 shares of Class A Common Stock outstanding, 4,989,330 shares of Class B Common Stock outstanding and approximately 154,852,189 Class A Common Stock equivalents, based on the current conversion price of the four series of Preferred Stock issued and outstanding without regard to conversion limitations set forth in their certificates of designation (collectively, the “Eligible Capital Stock”), for an aggregate of approximately 227,980,533 shares of Eligible Capital Stock, with the number of Issuable Shares distributable to holders of the Class A Common Stock being 5,977,618 such shares. Consequently, the number of Issuable Shares is currently approximately 0.0877268 for each share of Eligible Capital Stock (the “Payment Ratio”). However, the Company anticipates that additional shares of Eligible Capital Stock will be issued prior to the Record Date, which would reduce the Payment Ratio.

There is currently no public trading market for the Class B Common Stock. While the Company may seek to have the Class B Common Stock listed for trading on the NYSE American within the foreseeable future, there can be no assurance when, or if, such a listing will occur. The CUSIP number of the Class B Common Stock is 09175M 606.

The Class B Common Stock is identical to the currently outstanding Class A Common Stock, with the exception that each share thereof carries ten (10) times the voting power of a share of Class A Common Stock. The Class B Common Stock is convertible at any time after the payment date into Class A Common Stock on a one-for-one basis. The Company will pay holders of the Eligible Capital Stock cash in lieu of issuing fractional shares of Class B Common Stock. The Distribution has been approved by the NYSE American.

Stockholders should refer to the Company’s official announcements or consult their financial advisors for more information about the specifics of the Distribution.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy shares of the Company’s common stock or any other securities of the Company. The Distribution is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors, and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at https://hyperscaledata.com/ or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the first quarter of 2026. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235